BRT APARTMENTS CORP. REPORTS SECOND QUARTER RESULTS FOR 2019

–Rental Revenue Grew 9.7 Percent –

Great Neck, New York – August 7, 2019 - BRT APARTMENTS CORP. (NYSE:BRT), a growing multi-family real estate investment trust with properties located primarily in the Southeast United States and Texas today announced operating results for the three months ended June 30, 2019.

“Our portfolio of multi-family properties continued to perform well in the second quarter as rental revenue grew 9.7%. We anticipate that rental revenue will continue to grow as our value-add program, during the current quarter, generated an approximate 30% return on investment,” commented Jeffrey A. Gould, President and Chief Executive Officer. We also made progress growing our portfolio with the acquisition of a value-add multi-family property funded with the use of our credit facility. Our team continues to source additional opportunities in targeted high - growth markets in the Southeast as we work to build additional value for stockholders.”

Financial Results:

Net loss attributable to common stockholders was $4.3 million, or $0.27 per diluted share, for the three months ended June 30, 2019, compared to net loss of $4.7 million, or $0.33 per diluted share, for the three months ended June 30, 2018. The current quarter includes $517,000, or $0.03 per diluted share, without giving effect to the non-controlling interest of $103,000 or less than $0.01 per diluted share, from a gain on insurance recovery. There was no similar gain in the corresponding quarter of 2018.

Funds from Operations[1], or FFO, was $3.5 million, or $0.22 per diluted share, for the three months ended June 30, 2019, compared to $2.7 million, or $0.20 per diluted share, for the three months ended June 30, 2018.

Adjusted Funds from Operations, or AFFO, for the three months ended June 30, 2019 was $3.9 million, or $0.24 per diluted share, compared to $3.4 million, or $0.24 per diluted share, in the three months ended June 30, 2018.

Diluted per share FFO and AFFO were impacted during the quarter ended June 30, 2019 by the approximate increase of 1.5 million weighted average shares of common stock outstanding from the second quarter of 2018 through the current quarter, primarily due to stock issuances pursuant to the Company’s at-the-market equity offering program.

[1] A description and reconciliation of non-GAAP financial measures (e.g., FFO, AFFO and NOI) to GAAP financial measures is presented later in this release.

Operating Results:

As of August 6, 2019, BRT owns or has ownership interests in 38 multi-family properties with 10,978 units, including properties in lease-up or owned by unconsolidated joint ventures, and located across 12 states. Most of these properties are owned through consolidated joint ventures in which BRT owns a substantial equity interest.

During the current quarter, average total occupancy at stabilized properties was approximately 94.1% compared to approximately 93.7% during the corresponding 2018 quarter. Average rental rate per occupied unit at stabilized properties during the current quarter was approximately $1,025 per month compared to approximately $964 per month during the corresponding 2018 quarter. Stabilized properties include all our consolidated properties, other than those in lease-up or development, and for the corresponding 2018 quarter, also excludes a Katy, Texas property that was damaged by Hurricane Harvey.

Rental revenue for the current three months increased 9.7% to $32.9 million from $30.0 million for the three months ended June 30, 2018, due to the net impact of acquisitions and dispositions since April 2018 and increased rental revenue at same store properties.

Total expenses for the three months ended June 30, 2019 were $38.7 million compared to $35.9 million for the three months ended June 30, 2018.

Net operating income, or NOI, at same store properties (i.e., Same Store NOI) increased in the current quarter by approximately 5.8% to $13.7 million.

Portfolio Activity:

As previously reported, during the current quarter, BRT, through a joint venture in which it has an 80% equity interest, acquired a 328-unit multi-family property located in Trussville, Alabama, a suburb of Birmingham, for a purchase price of $43.0 million, including $32.3 million of mortgage debt obtained in connection with the acquisition.

Balance Sheet:

At June 30, 2019, BRT had $17.3 million of cash and cash equivalents, total assets of $1.2 billion, total debt of $892.3 million, and total stockholders’ equity of $182.9 million.

At August 6, 2019, BRT’s available liquidity was approximately $35.9 million, including $16.0 million of cash and cash equivalents, $9.9 million of restricted cash for property improvements and up to $10 million available under its credit facility. Cash and cash equivalents include amounts held at the property operating level for working capital purposes.

BRT’s mortgage debt of $846.4 million has a weighted average interest rate of 4.24% and a weighted average remaining term to maturity of 8.1 years. Approximately 95.1% of the mortgage debt bears interest at a fixed rate. The balance of such debt represents variable - rate short-term and construction financing; BRT anticipates refinancing, with fixed rate mortgage debt, the short-term debt in the near future and the construction financing when lease-up at the related property is complete.

Subsequent Events:

As previously reported, on July 10, 2019, BRT sold two multi-family properties located in Houston, Texas for a gross sales price of $33.2 million and an estimated gain of $9.9 million, of which $894,000 is allocated to the non-controlling interest. BRT incurred a $1.4 million mortgage prepayment charge, of which $125,000 is allocated to the non-controlling interest. The gain to BRT, after giving effect to the non-controlling interest and BRT’s share of the prepayment charge, is approximately $7.8 million.

Change in Fiscal Year:

As previously reported, the Company changed its fiscal year end from September 30 to December 31. The change is intended to better align the Company’s fiscal year with the fiscal year of other multi-family REITs. As a result of the change in fiscal year, the Company’s 2019 fiscal year began on January 1, 2019 and will end on December 31, 2019 and accordingly, the results reported herein represent the results for the Company’s second quarter of 2019.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in loss of unconsolidated joint ventures, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate, and (3) gain on insurance recoveries related to casualty loss. BRT defines "Same Store NOI" as NOI for all its properties that were owned for the entirety of the periods being presented, other than properties in lease up, development, and, because of the casualty it suffered in 2017 from Hurricane Harvey, Retreat at Cinco Ranch located in Katy, Texas. Because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed on December 10, 2018 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended June 30, 2019 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.brtapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30, 2019	December 31, 2018
ASSETS
Real estate properties, net of accumulated depreciation	$1,098,932	$1,029,239
Real estate loan	4,450	4,750
Cash and cash equivalents	17,336	32,428
Restricted cash	9,962	8,180
Deposits and escrows	17,103	21,268
Investments in unconsolidated joint ventures	18,474	19,758
Other assets	8,929	8,084
Real estate property held for sale	22,722	—
Total assets	$1,197,908	$1,123,707

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$846,409	$771,817
Junior subordinated notes, net of deferred costs	37,053	37,043
Credit facility, net of deferred costs	8,923	—
Accounts payable and accrued liabilities	28,738	24,487
Total Liabilities	921,123	833,347

Total BRT Apartments Corp. stockholders’ equity	182,917	198,775
Non-controlling interests	93,868	91,585
Total Equity	276,785	290,360
Total Liabilities and Equity	$1,197,908	$1,123,707

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Rental and other revenues from real estate properties	$32,930	$29,951	$63,632	$59,427
Other income	190	203	434	378
Total revenues	33,120	30,154	64,066	59,805

Expenses:
Real estate operating expenses	16,100	14,459	30,914	28,657
Interest expense	9,739	8,786	18,508	17,443
General and administrative	2,481	2,452	5,025	4,905
Depreciation	10,347	10,200	19,964	19,440
Total expenses	38,667	35,897	74,411	70,445
Total revenue less total expenses	(5,547)	(5,743)	(10,345)	(10,640)
Equity in loss of unconsolidated joint ventures	(161)	(127)	(384)	(190)
Gain on sale of real estate	—	—	—	51,981
Gain on insurance recovery	517	—	517	3227
Loss on extinguishment of debt	—	—	—	(593)
(Loss) income from continuing operations	(5,191)	(5,870)	(10,212)	43,785
Income tax provision (benefit)	59	101	121	(152)
Net (loss) income from continuing operations, net of taxes	(5,250)	(5,971)	(10,333)	43,937
Net loss (income) attributable to non-controlling interests	933	1,282	1,769	(23,404)
Net (loss) income attributable to common stockholders	$(4,317)	$(4,689)	$(8,564)	$20,533

Per share amounts attributable to common stockholders:
Basic	$(0.27)	$(0.33)	$(0.54)	$1.43
Diluted	$(0.27)	$(0.33)	$(0.54)	$1.41

Funds from operations - Note 1	$3,479	$2,736	$6,541	$8,070
Funds from operations per common share - diluted - Note 2	$0.22	$0.20	$0.41	$0.55

Adjusted funds from operations - Note 1	$3,871	$3,383	$7,589	$7,177
Adjusted funds from operations per common share - diluted -Note 2	$0.24	$0.24	$0.48	$0.49

Weighted average number of shares of common stock outstanding:
Basic	15,900,316	14,411,940	15,893,443	14,327,477
Diluted	15,900,316	14,411,940	15,893,443	14,527,477

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) income attributable to common stockholders	$(4,317)	$(4,689)	(8,564)	20,533
Add: depreciation of properties	10,347	10,200	19,964	19,440
Add: our share of depreciation in unconsolidated joint ventures	467	385	934	832
Deduct: gain on sale of real estate	—	—	—	(51,981)
Adjustments for non-controlling interests	(3,018)	(3,160)	(5,793)	19,246
NAREIT Funds from operations attributable to common stockholders	3,479	2,736	6,541	8,070

Adjustments for: straight-line rent accruals	(10)	(10)	(20)	(20)
Add: loss on extinguishment of debt	—	—	—	593
Add: amortization of restricted stock and restricted stock units	372	361	737	658
Add: amortization of deferred mortgage costs	558	383	937	756
Deduct gain on insurance recovery	(517)	—	(517)	(3227)
Adjustments for non-controlling interests	(11)	$(87)	(89)	347
Adjusted funds from operations attributable to common stockholders	$3,871	$3,383	$7,589	$7,177

Note 2:
GAAP Net (loss) income attributable to common stockholders	$(0.27)	$(0.33)	$(0.54)	$1.41
Add: depreciation of properties	0.65	0.71	1.25	1.34
Add: our share of depreciation in unconsolidated joint ventures	0.03	0.03	0.06	0.06
Deduct: gain on sale of real estate	—	—	—	(3.58)
Adjustment for non-controlling interests	(0.19)	(0.21)	(0.36)	1.32
NAREIT Funds from operations per common stock basic and diluted	0.22	0.20	0.41	0.55

Adjustments for: straight line rent accruals	—	—	—	—
Add: loss on extinguishment of debt	—	—	—	0.04
Add: amortization of restricted stock and restricted stock units	0.01	0.02	0.05	0.05
Add: amortization of deferred mortgage costs	0.04	0.03	0.06	0.05
Deduct gain on insurance recovery	(0.03)	—	(0.03)	(0.22)
Adjustments for non-controlling interests	—	(0.01)	(0.01)	0.02
Adjusted funds from operations per common stock basic and diluted	$0.24	$0.24	$0.48	$0.49

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI TO NET INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

GAAP Net income attributable to common stockholders	$(4,317)	$(4,689)	$(8,564)	$20,533
Less: Other Income	(190)	(203)	(434)	(378)
Add: Interest expense	9,739	8,786	18,508	17,443
General and administrative	2,481	2,452	5,025	4,905
Depreciation	10,347	10,200	19,964	19,440
Less: Gain on sale of real estate	—	—	—	(51,981)
Gain on insurance proceeds	(517)	—	(517)	(3,227)
Add: Loss on extinguishment of debt	—	—	—	593
Equity in loss of unconsolidated joint ventures	161	127	384	190
Provision for taxes	59	101	121	(152)
Add: Net income attributable to non-controlling interests	(933)	(1,282)	(1,769)	23,404
Net Operating Income (NOI)	$16,830	$15,492	$32,718	$30,770